NEWS RELEASE — November 16, 2001
Email: info@smartire.com
Contact: Charlene Krepiakevich
1.800.982.2001/604.276.9884

SmarTire Systems Arranging Private Placement
Company plans for mass market opportunities

RICHMOND, BRITISH COLUMBIA, CANADA — November 16, 2001 — SmarTire Systems Inc. (Nasdaq: SMTR) is arranging a Private Placement for up to US$5.1 million through the issuance of up to 3 million units, consisting of one share at a minimum price of US$1.70 plus one purchase warrant. The warrant will be issued at a minimum price of US$2.30 and maximum of US$3.30 over a period of 24 months. A commission will be payable on cash proceeds received by the Company. Net proceeds will be used for debt repayment and working capital to prepare the Company for mass-market opportunities in the passenger car and commercial vehicle markets.

Since 1987, SmarTire has pioneered the research and development of tire monitoring technology and advocated that tire monitoring will become the next major breakthrough in vehicle safety following airbags and anti-lock brakes. With the new Transportation Recall Enhancement Accountability and Documentation (TREAD) Act, improved tire safety standards will require tire pressure warning systems on all new passenger cars and light trucks produced in the U.S. after 2003.

SmarTire develops and markets technically advanced tire monitoring systems for all sectors of the automotive and transportation industries. Additional information can be found at www.smartire.com.

“Kevin A. Carlson”

Kevin A. Carlson, CA
Chief Financial Officer and Managing Director

This news release may include statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, those statements regarding the ability of the Company to complete the announced financing, the anticipated demand for tire monitoring technology, sales of SmarTire’s products and technology to original equipment manufacturers, the size of the market, and, the impact and scope of the new United States legislation. It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors such as insufficient investor interest in the Company’s securities, the impact of competitive products and pricing and general economic conditions as they affect the Company’s customers, and specific risks such as the uncertainty of the requirements demanded and timing specified by U.S. government, reliance on third party manufacturers to product SmarTire products and technology, and, the Company’s ability to source product components in timely manner. Readers should also refer to the risk disclosures outlined in the Company’s annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.

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